Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2008, relating to the financial statements of AnnTaylor Stores Corporation, and the effectiveness of AnnTaylor Stores Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended February 2, 2008.

/S/ DELOITTE & TOUCHE LLP

New York, NY

December 5, 2008